EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Seacoast Banking Corporation of Florida:
We consent to the incorporation by reference in the registration statements (Nos. 33-61925, 333-70399, 333-91859, 333-49972, 333-137529, 333-151176, 333-152931, and 333-156803) on Form S-8 or Form S-3 of Seacoast Banking Corporation of Florida and subsidiaries (the Company) of our reports dated March 9, 2009, with respect to the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of the Company.
As discussed in note R to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115, as of January 1, 2007.
Miami, Florida
March 9, 2009
Certified Public Accountants